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                               EXHIBIT 4.3

    MICHIGAN DEPARTMENT OF COMMERCE -- CORPORATION AND SECURITIES BUREAU

Date Received                                      (FOR BUREAU USE ONLY)








Name
MICHAEL P. LUNT

Address
900 OLD KENT BUILDING, 111 LYON NW

City              State       Zip Code
GRAND RAPIDS        MI         49503
                                             EFFECTIVE DATE:
     Document will be returned to the name and address you enter above.

                                                 3  3  6  --  3  3  4


            CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
                       OF SERIES C PREFERRED STOCK

                                    OF

                      OLD KENT FINANCIAL CORPORATION

                        Pursuant to Section 302 of
                     Michigan Business Corporation Act


                            [See attached]












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          CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
                     OF SERIES C PREFERRED STOCK

                                  OF

                    OLD KENT FINANCIAL CORPORATION

                      Pursuant to Section 302 of
                  Michigan Business Corporation Act


          We, David J. Wagner, Chairman of the Board, President and Chief Executive Officer, and B.P. Sherwood III, Vice Chairman of the Board and Treasurer, of Old Kent Financial Corporation, a corporation organized and existing under the Michigan Business Corporation Act, in accordance with the provisions of Section 302 thereof, DO HEREBY
CERTIFY:

          That pursuant to the authority conferred upon the Board of Directors by the Restated Articles of Incorporation, the Board of Directors on January 20, 1997, adopted the following resolutions creating a series of 1,000,000 shares of Preferred Stock designated as Series C Preferred Stock:

          RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporporation in accordance with the provisions of its Restated Articles of Incorporation, a series of Preferred Stock of the Corporation be and it hereby is created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations, or restrictions thereof are as follows:

     Section 1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as "Series C Preferred Stock" and the number of shares constituting such series shall be 1,000,000.

     Section 2.  DIVIDENDS AND DISTRIBUTIONS.

          (a) Subject to the prior and superior rights of the holders of any shares of any series of preferred stock ranking prior and superior to the shares of Series C Preferred Stock, holders of shares of Series C Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the


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     fifteenth day of March, June, September, and December in
     each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series C Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $34, or (b) subject to the provision for adjustment hereinafter set forth, one hundred times the aggregate per share amount of all cash dividends, and one hundred times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, par value $1.00 per share, of the Corporation (the "Common Stock") since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series C Preferred Stock. In the event the Corporation shall at any time after January 20, 1997 (the "Rights Declaration Date"), (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series C Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (b) The Corporation shall declare a dividend or distribution on the Series C Preferred Stock as provided in paragraph (a) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $34 per share on the Series C Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

          (c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series C Preferred Stock from the


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     Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series C Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series C Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series C Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series C Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than thirty days prior to the date fixed for the payment thereof.

     Section 3. VOTING RIGHTS. Each share of Series C Preferred Stock shall entitle the holder thereof to one (1) vote on all matters submitted to a vote of the shareholders of the Corporation. Except as otherwise provided by law, the holders of shares of Series C Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation. Except as set forth herein, holders of Series C Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

     Section 4.  CERTAIN RESTRICTIONS.

          (a) Whenever quarterly dividends or other dividends or distributions payable on the Series C Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series C Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

               (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise


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          acquire for consideration any shares of stock ranking
          junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Preferred
          Stock;

              (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Preferred Stock, except dividends paid ratably on the Series C Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

             (iii)  redeem or purchase or otherwise acquire
          for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding
          up) to the Series C Preferred Stock;

              (iv)  purchase or otherwise acquire for
          consideration any shares of Series C Preferred Stock, or any shares of stock ranking on a parity with the Series C Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

          (b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the corporation unless the Corporation could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

     Section 5. REACQUIRED SHARES. Any shares of Series C Preferred Stock purchased or otherwise acquired by the Corporation in any manner


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whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

     Section 6.  LIQUIDATION, DISSOLUTION OR WINDING UP.

          (a) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Preferred Stock unless, prior thereto, the holders of shares of Series C Preferred Stock shall have received an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (i) $450 per share, or
     (ii) an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to one hundred times the aggregate amount to be distributed per share to holders of shares of Common Stock (the "Series C Liquidation Preference"). All such preferential amounts shall be paid or set aside for payment before the payment or setting aside for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of shares of any class or series of stock ranking junior to Series C Preferred Stock as to assets of the Corporation.

          (b) In the event, however, that there are not sufficient assets available to permit payment in full of the Series C Liquidation Preference and the liquidation preferences of all other series of preferred stock that may be outstanding, if any, then such remaining assets shall be distributed ratably to the holders of all such shares of preferred stock (including Series C Preferred Stock) in proportion to the full preferential amount to which each such share shall be entitled.

          (c) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the aggregate amount to which holders of shares of Series C Preferred Stock were entitled immediately prior to such event under clause (ii) of Section 6(a) above shall be adjusted by multiplying such by a

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     fraction the numerator of which is the number of shares of
     Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     Section 7. CONSOLIDATION, MERGER, ETC. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series C Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to one hundred times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series C Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     Section 8.  NO REDEMPTION.  The shares of Series C Preferred
Stock shall not be redeemable.

     Section 9. RANKING. The Series C Preferred Stock shall rank junior to all other series of the Corporation's preferred stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

     Section 10. AMENDMENT. The Restated Articles of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series C Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series C Preferred Stock, voting separately as a class; PROVIDED, HOWEVER, that at any time that there are no outstanding shares of Series C Preferred Stock and no outstanding rights, warrants, or options to acquire shares of Series C Preferred Stock, the Board of Directors may amend the powers, preferences, and rights of the Series C Preferred Stock or convert such shares of Series C Preferred Stock into authorized but unissued shares of preferred stock which may be reissued as part of a new series of


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preferred stock in accordance with the provisions of the Restated
Articles of Incorporation.

     Section 11. FRACTIONAL SHARES. Series C Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holders fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series C Preferred Stock.

          IN WITNESS WHEREOF, we have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury as of the 20th day of January, 1997.


                                   /S/ DAVID J. WAGNER
                                   David J. Wagner
                                   Chairman of the Board,
                                        President and Chief
                                        Executive Officer



                                   /S/ B.P. SHERWOOD, III
                                   B.P. Sherwood, III
                                   Vice Chairman of the Board
                                        and Treasurer























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